Exhibit 5.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

July 1, 2010

Frontier Communications Corporation

3 High Ridge Park

Stamford, Connecticut 06905

Re:	Registration Statement on Form S-8 of Frontier Communications Corporation

Ladies and Gentlemen:

We have acted as counsel to Frontier Communications Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 5,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.25 per share, issuable by the Company in accordance with (1) the Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees; (2) the Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates; and (3) the Frontier Communications Corporate Services Inc. Management 401(k) Plan (collectively, the “Plans”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

The opinions expressed herein are limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be purchased under the Plans are duly authorized and, when issued by the Company in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours truly,

KILPATRICK STOCKTON LLP

By:	/s/ David M. Eaton
David M. Eaton, a Partner